Exhibit 10.1

WAIVER, CONSENT AND VOTING AGREEMENT

THIS WAIVER, CONSENT AND VOTING AGREEMENT (the “Agreement”) is made and entered into on this 5th day of January, 2009 by and between Barron Partners LP, a Delaware limited partnership (“Barron”), and Banks.com, Inc., a Florida corporation (the “Company”).

RECITALS

WHEREAS, on September 26, 2005, Barron entered into a Stock Purchase Agreement with the Company (the “Stock Purchase Agreement”) pursuant to which Barron purchased from the Company 250,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”);

WHEREAS, Section 6.12 of the Stock Purchase Agreement provides that, so long as Barron holds at least 20% of the shares of the Company’s common stock purchased pursuant to the Stock Purchase Agreement, Barron will have the right to participate in any offer and sale by the Company of shares of Preferred Stock or debt that is convertible into shares of Common Stock or any capital stock that is otherwise senior or superior to the Common Stock (“Subsequent Financing”) on a pro rata basis at one hundred percent (100%) of the offering price in connection with such Subsequent Financing;

WHEREAS, the Company intends to sell to Daniel O’Donnell, the Company’s President and Chief Executive Officer, and certain of his affiliates, shares of a new series of preferred stock of the Company to be designated as the Company’s “Series C Preferred Stock,” par value $.001 per share (the “Series C Preferred Stock”);

WHEREAS, Barron has agreed to expressly consent to the offer and sale by the Company of the Series C Preferred Stock to Mr. O’Donnell and certain of his affiliates and to waive its right under Section 6.12 of the Stock Purchase Agreement to participate in the offer and sale by the Company of the Series C Preferred Stock; and

WHEREAS, in order to facilitate the designation and issuance of the Series C Preferred Stock to Mr. O’Donnell and certain of his affiliates as described herein, Barron has also agreed to vote all of the Shares as well as any other shares of capital stock of the Company which Barron has acquired or may acquire on or after the date of this Agreement (the “Voting Shares”) in favor of: (a) the adoption and approval of Articles of Amendment to the Company’s Amended and Restated Articles of Incorporation setting forth the rights and preferences of the Series C Preferred Stock and (b) the approval of the issuance of the shares of Series C Preferred Stock, and to grant a proxy with respect to the Voting Shares in favor of the Company’s Board of Directors.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

1. Incorporation of Recitals. The foregoing recitals are incorporated herein by reference as if fully set forth herein; provided that the capitalized term “Shares” shall refer to the

250,000,000 shares of the Company’s Common Stock purchased by Barron pursuant to the Stock Purchase Agreement adjusted for any sale of such shares, stock dividend, stock split, stock combination or other similar transaction prior to the date hereof.

2. Consent and Waiver. Barron hereby consents to the offer and sale by the Company to Mr. O’Donnell and certain of his affiliates of Series C Preferred Stock having terms and conditions not materially different from those set forth in Exhibit A, except as required by the rules and regulations of the NYSE Alternext U.S., f/k/a the American Stock Exchange and waives its right under Section 6.12 of the Stock Purchase Agreement to participate in such offer and sale by the Company of the Series C Preferred Stock. In addition, Barron hereby expressly waives any right it may have to claim that the offer and sale of such Series C Preferred Stock by the Company is a violation, or constitutes a breach, of any of the terms of the Stock Purchase Agreement.

3. Agreement to Vote Shares. Commencing with the execution and delivery of this Agreement, at every meeting of the shareholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of the Company with respect to any of the following, Barron shall vote the Voting Shares in favor of: (a) the adoption and approval of Articles of Amendment to the Amended and Restated Articles of Incorporation of the Company setting forth the rights and preferences of the Series C Preferred Stock, which terms and conditions shall not be materially different from those set forth in Exhibit A, except as required by the rules and regulations of the NYSE Alternext U.S., f/k/a the American Stock Exchange and (b) the approval of the issuance of the shares of such Series C Preferred Stock.

4. Irrevocable Proxy. Concurrently with the execution of this Agreement, Barron agrees to deliver to the Board of Directors of the Company (the “Board”) a proxy in the form attached hereto as Exhibit B (the “Proxy”), which shall be irrevocable to the extent provided in Section 607.0722 of the Florida Business Corporation Act, with respect to the shares referred to therein.

5. Termination of Barron’s Obligations. Barron’s obligations pursuant to Sections 3 and 4 of this Agreement shall terminate upon the date of issuance of the Series C Preferred Stock to Mr. O’Donnell and certain of his affiliates (the “Termination Date”).

6. Restriction on Transfer of Voting Rights. During the period beginning on the date of execution of this Agreement and ending on the Termination Date, Barron shall not, directly or indirectly (a) cause or permit any Transfer of any of the Voting Shares, (b) cause or permit any deposit of the Voting Shares into a voting trust; or (c) grant any proxy (other than the Proxy granted herein) or enter into any voting agreement or similar agreement with respect to any of the Voting Shares.

7. Consideration. In consideration of the waivers, consents and agreements described herein, the Company agrees as follows:

(a) If, at June 30, 2009, the Company does not have a Consolidated EBITDA (as defined below) that is equal to or greater than $3,000,000, the Company will promptly pay, in cash, to Barron $0.015 per share for each share of Common Stock owned by Barron on June 30, 2009.

8. Definitions. For purposes of this Agreement, the following terms shall be defined as follows:

i. “Capital Stock” means (1) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock (whether voting or nonvoting, and whether common or preferred) of such corporation, and (2) with respect to any Person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such Person; and in each case, any and all warrants, rights or options to purchase any of the foregoing.

ii. “Consolidated EBITDA” means, for the Reference Period, the aggregate of (1) Consolidated Net Income for such period, plus (2) the sum of (A) interest expense, (B) federal, state, local, foreign and other income taxes, and (C) depreciation and amortization of intangible assets, (D) extraordinary losses and charges, (E) the amount of any non-cash write-down of goodwill and (F) Any equity compensation expense, minus (3) the sum of (A) extraordinary gains or income and (B) noncash credits increasing income for such period, all to the extent taken into account in the calculation of Consolidated Net Income for such period.

iii. “Consolidated Net Income” means, for the Reference Period, net income (or loss) for the Company and its Subsidiaries for the Reference Period, determined on a consolidated basis in accordance with GAAP (after deduction for minority interests); provided that, in making such determination, there shall be excluded (1) the net income of any other Person that is not a Subsidiary of the Company (or is accounted for by the Company by the equity method of accounting) except to the extent of actual payment of cash dividends or distributions by such Person to the Company or any Subsidiary of the Company during such period, (2) the net income (or loss) of any other Person acquired by, or merged with, the Company or any of its Subsidiaries for any period prior to the date of such acquisition, and (3) the net income of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such net income is not at the time permitted by operation of the terms of its charter, certificate of incorporation or formation or other constituent document or any agreement or instrument or Requirement of Law applicable to such Subsidiary.

iv. “GAAP” means generally accepted accounting principles in the United States of America, as set forth in the statements, opinions and pronouncements of the Accounting Principles Board, the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained, as in effect from time to time.

v. “Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

vi. “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

vii. “Reference Period” with respect to any date of determination, means the period beginning on January 1, 2009 and ending on June 30, 2009.

viii. “Requirement of Law” means, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person, and any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Agreement.

ix. “Subsidiary” means, with respect to any Person, any corporation or other Person of which more than 50% of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors, board of managers or other governing body of such Person, is at the time, directly or indirectly, owned or controlled by such Person and one or more of its other Subsidiaries or a combination thereof (irrespective of whether, at the time, securities of any other class or classes of any such corporation or other Person shall or might have voting power by reason of the happening of any contingency). When used without reference to a parent entity, the term “Subsidiary” shall be deemed to refer to a Subsidiary of the Company.

x. a Person shall be deemed to have a effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than the Board; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than the Board; or (iii) reduces such Person’s beneficial ownership of, interest in or risk relating to such security.

9. Further Assurances. From time to time and without additional consideration, Barron shall (at Barron’s sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and take such further actions, as the Company may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

10. Assignment; Binding Effect. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Barron, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon Barron and its heirs, estate, executors and personal representatives, its successors and assigns, and upon any person to whom the Voting Shares are transferred, and shall inure to the benefit of the Company.

11. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Proxy were not performed in accordance with their specific terms or were otherwise breached. Barron agrees that, in the event of any breach or threatened breach by Barron of any covenant or obligation contained in this Agreement or in the Proxy, the Company shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Barron further agrees that the Company shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11, and Barron irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

12. Entire Agreement. This Agreement, the Proxy and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon either party unless made in writing and signed by both parties.

13. Waiver of Jury Trial. BARRON AND THE COMPANY EACH IRREVOCABLY WAIVE THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE PROXY OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT OR THE PROXY.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Florida.

15. Severability. If any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provision deleted and the rights and obligations of the parties shall be construed and enforced accordingly.

16. Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall constitute one instrument.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK. SIGNATURE PAGE TO FOLLOW.]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement effective as of the first date written above.

BARRON PARTNERS LP

By:	/s/ Andrew Worden
Andrew Worden
Principal
Barron Capital Advisors, LLC,
General Partner to Barron Partners LP

Barron Partners LP
730 Fifth Avenue, 9th Floor
New York NY 10019

BANKS.COM, INC.

By:	/s/ Daniel O’Donnell
Name:	Daniel O’Donnell
Title:	President & CEO

EXHIBIT A

TERMS OF SERIES C PREFERRED STOCK

Set forth below is a summary of the principle terms of a new series of preferred stock of Banks.com, Inc., a Florida corporation (the “Company”) to be designated as “Series C Preferred Stock,” par value $.001 per share.

Offering Terms
Security:	A new series of preferred stock of the Company (“Preferred Stock”) to be designated as the Company’s “Series C Preferred Stock”, par value $.001 per share (the “Series C Preferred”). The rights and preferences of the Series C Preferred will be set forth in Amended and Restated Articles of Incorporation to be adopted and filed by the Company with the Florida Secretary of State (the “Articles”).

Purchase Price:	The purchase price for each share of Series C Preferred shall be equal to the average closing price for the 30 days prior to the closing of the investment in the Series C Preferred as reported on the NYSE Alternext U.S., f/k/a the American Stock Exchange, which shall not be less than the last reported closing price immediately preceding the closing (the “Original Purchase Price”).

Amended and Restated Articles of Incorporation

Dividends:	The Series C Preferred will carry an annual 10% cumulative dividend, compounded annually, payable upon a liquidation or redemption. For any other dividends or distributions, the Series C Preferred will participate with the Company’s common stock, par value $.001 per share (the “Common Stock”).

Liquidation Preference:

In the event of any liquidation, dissolution or winding up of the Company, the proceeds shall be paid as follows:

First pay the Original Purchase Price plus accrued dividends on each share of Series C Preferred. Thereafter, the Series C Preferred participates with the Common Stock on an as-converted basis.

A merger or consolidation (other than one in which stockholders of the Company own a majority by voting power of the outstanding shares of the surviving or acquiring corporation) and a sale, lease, transfer or other disposition of all or substantially all of the assets of the Company will be treated as a liquidation event (a “Deemed Liquidation Event”), thereby triggering payment of the liquidation preference described above.

Voting Rights:	Each share of the Series C Preferred shall be entitled to one vote per share and shall vote together with the Common Stock, and not as a separate class, except (i) the Series C Preferred as a class shall be entitled to elect one (1) (the “Series C Director”) member of the Board, assuming the Board of Directors will be no greater than five (5) in number, (ii) as provided under “Protective Provisions” below or (iii) as required by law. The Articles will provide that the number of authorized shares of Common Stock may be increased or decreased with the approval of a majority of the Preferred and Common Stock, voting together as a single class, and without a separate class vote by the Common Stock.

Protective Provisions:

So long as any shares of Series C Preferred are outstanding, the Company will not, without the written consent of the holders of at least 75% of the Company’s outstanding Series C Preferred, either directly or indirectly (by amendment, merger, consolidation, or otherwise):

(i) create or authorize the creation of or issue any other security convertible into or exercisable for any equity security, having rights, preferences or privileges senior to or on parity with the Series C Preferred, or increase the authorized number of shares of Series C Preferred, (ii) increase or decrease the size of the Board of Directors, except to set the number of members of the Board of Directors at five (5), or (iii) create or authorize the creation of any debt security or incur or guarantee any indebtedness that is not outstanding on the closing of the investment in the Series C Preferred (other than trade payables incurred in the ordinary course of business).

Optional Conversion:	The Series C Preferred will convert 3:1 to Common Stock at any time at option of holder, subject to adjustments for any stock dividends, splits, combinations and similar events.
Other Matters

Right to Participate Pro Rata in Future Rounds:	Holders will have a pro rata right, based on their percentage equity ownership in the Company (assuming the conversion of all outstanding Preferred Stock into Common Stock and the exercise of all options outstanding under the Company’s stock plans), to participate in subsequent issuances of equity securities of the Company.

Board of Directors:	At the closing of the issuance of the Series C Preferred, the Board shall consist of five members, which shall include one Series C Director.

Transferability:	The Series C Preferred shall not be transferable without the Company’s consent or an opinion of the Company’s counsel that such transfer is otherwise exempt from registration under the federal securities laws.

EXHIBIT B

IRREVOCABLE PROXY

The undersigned shareholder (“Barron”) of Banks.com, Inc., a Florida corporation (the “Company”), hereby irrevocably (to the full extent permitted by Section 607.0722 of the Florida Business Corporation Act) appoints Daniel M. O’Donnell, as the sole and exclusive attorney and proxy of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights expressly provided herein (to the full extent that the undersigned is entitled to do so) with respect to (i) the outstanding shares of capital stock of the Company owned of record by Barron as of the date of this proxy, which shares are specified on the final page of this proxy, and (ii) any and all other shares of capital stock of the Company which Barron may acquire on or after the date hereof. (The shares of the capital stock of the Company referred to in clauses “(i)” and “(ii)” of the immediately preceding sentence are collectively referred to as the “Voting Shares.”) Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Voting Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Voting Shares at any time prior to the Termination Date. Except as otherwise provided herein, capitalized terms that are used but not otherwise defined herein shall have the meaning ascribed to such terms pursuant to that certain Waiver, Consent and Voting Agreement (the “Agreement”), dated as of January 5, 2009, by and between Barron and the Company.

This Proxy is coupled with an interest, revokes all prior proxies granted by Barron and is irrevocable (to the extent permitted by Section 607.0722 of the Florida Business Corporation Act) at any time prior to the Termination Date.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Termination Date, to act as the undersigned’s attorney and proxy to vote the Voting Shares, and to exercise all voting and other rights of the undersigned with respect to the Voting Shares (including, without limitation, the power to execute and deliver written consents pursuant to Section 607.0704 of the Florida Business Corporation Act), at every annual, special or adjourned meeting of the shareholders of the Company and in every written consent in lieu of such meeting in favor of: (a) the adoption and approval of Articles of Amendment to the Amended and Restated Articles of Incorporation of the Company setting forth the rights and preferences of the Series C Preferred Stock, which terms and conditions shall not be materially different from those set forth in Exhibit A to the Waiver, Consent and Voting Agreement of even date herewith, except as required by the rules and regulations of the NYSE Alternext U.S., f/k/a the American Stock Exchange and (b) the approval of the issuance of the shares of such Series C Preferred Stock.

This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of Barron (including any transferee of any of the Voting Shares).

If any provision of this proxy or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this proxy. Each provision of this proxy is separable from every other provision of this proxy, and each part of each provision of this proxy is separable from every other part of such provision.

Dated:

BARRON PARTNERS LP

By:
Name:
Title:

Number of shares of common stock of the Company owned of record as of the date of this proxy: